EXHIBIT 5.1

OPINION OF LOEB & LOEB LLP

March 9, 2010

OSI Systems, Inc.

12525 Chadron Avenue

Hawthorne, California 90250

Re: Post-Effective Amendment No. 1 to Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of Post-Effective Amendment No. 1 to registration statements on Form S-8, File Nos. 333-45049, 333-69433, 333-106176, 333-122674, 333-132142, 333-148936 and 333-157032 (the “Registration Statements”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of up to 7,816,502 shares of Common Stock, $0.001 par value per share (the “Shares”), of OSI Systems Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 1987 Incentive Stock Option Plan, Amended 1997 Stock Option Plan, Amended 1998 Employee Stock Purchase Plan, Amended and Restated 2006 Equity Participation Plan and 2008 Employee Stock Purchase Plan (the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ LOEB & LOEB LLP

LOEB & LOEB LLP